Exhibit 5.1

OPINION OF COUNSEL

December 7, 2006

JDS Uniphase Corporation

430 North McCarthy Boulevard

Milpitas, CA 95035

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by JDS Uniphase Corporation (the “Company”), with the Securities and Exchange Commission on December 7, 2006 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 12,500,000 shares of the Company’s Common Stock reserved for issuance pursuant to the Company’s Amended and Restated 2003 Equity Incentive Plan (the “Shares”).

As counsel to the Company, in connection with the Registration Statement, we have examined the proceedings taken by the Company in connection with the registration of the Shares.

Based on the foregoing, it is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP